UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2021

NEXTNAV INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40985	87-0854654
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1775 Tysons Blvd., 5th Floor

McLean, Virginia 22102

(800) 775-0982

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive  offices)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	NN	Nasdaq Capital Market
Warrants, each to purchase one share of Common Stock	NNAVW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On, November 11, 2021, the Compensation and Human Capital Committee of NextNav Inc. (“we”, “us” or “NextNav”) approved new employment agreements (each an “Employment Agreement”) with each of Ganesh Pattabiraman, Christian D. Gates and David Knutson (each a “Named Executive Officer”), that supersede each such Named Executive Officer’s existing agreement with NextNav. Each of the Employment Agreements have a term from the date of execution until the fourth anniversary thereof with automatic renewals, unless terminated in accordance with its terms.

Each of the Employment Agreements set forth compensation and salary terms for our named executive officers. Mr. Pattabiraman’s annual base salary is $350,000 with an annual target bonus opportunity equal to 45% of his annual base salary. Each of Mr. Gates’s and Mr. Knutson’s annual base salary has been increased to $275,000, and each have an annual target bonus opportunity equal to 45% and 40% of his annual base salary, respectively.

The Employment Agreements also contain certain severance terms. In the event a Named Executive Officer is terminated by us without cause (which includes non-renewal of the employment term by us) or due to the Named Executive Officer’s resignation for good reason, then, subject to the applicable Named Executive Officer’s timely execution and non-revocation of a release of claims in our favor, the Named Executive Officer will be entitled to (i) a lump sum payment equal to the applicable Named Executive Officer’s base salary, (ii) the Named Executive Officer’s earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the termination date, (iii) upon timely election, COBRA premiums for up to 12 months, (iv) all of the Named Executive Officer’s outstanding unvested equity based compensation awards granted as of the closing date of the business combination with Spartacus Acquisition Corporation will fully vest immediately prior to the termination date, (v) all of the Named Executive Officer’s outstanding unvested equity-based awards subject to time-based vesting, other than those covered in clause (iv) above and clause (vi) below, that would have become vested (but for such termination) during the 12 months period beginning on the termination date, will vest as of the date immediately prior to the termination date, and (vi) all of the Named Executive Officer’s then outstanding restricted stock units (“RSUs”) granted in connection with the business combination with Spartacus Acquisition Corporation and unvested performance awards will vest in accordance with the grant agreements. If the Named Executive Officer’s termination occurs within the period beginning on the date we enter into a definitive agreement that if consummated would result in a change in control and ending on the 12 month anniversary of such change in control, then, in lieu of the cash severance outlined in clause (i) in the immediately preceding sentence, the Named Executive Officer will be entitled to receive a lump sum payment equal to one and a half times the sum of such Named Executive Officer’s base salary and target bonus for the year in which the termination date occurs and the accelerated vesting outlined in clause (v) above will occur without regard to the 12 month period.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to each Employment Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and incorporated herein by reference.

Also, on November 11, 2021, the Compensation and Human Capital Committee of NextNav approved the previously disclosed grant of RSUs to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 9, 2021, by and among NextNav, NextNav Holdings, LLC, Spartacus Acquisition Corporation, and the other parties thereto, including 924,671 RSUs, 251,996 RSUs, and 241,980 RSUs to Messrs. Pattabiraman, Gates and Knutson, respectively. Such awards will be granted on the date on which the registration statement on Form S-8 registering shares of NextNav’s common stock reserved under the NextNav Inc. 2021 Omnibus Incentive Plan becomes effective. One-third of Mr. Pattabiraman’s RSUs will vest on October 29, 2022 and one-sixth of his RSUs will vest at the end of each consecutive six-month period thereafter, subject to his continued employment through each applicable vesting date. Forty percent of Mr. Gates’ and Mr. Knutson’s RSUs will vest on October 29, 2022 and twenty percent of the RSUs will vest at the end of each consecutive six-month period thereafter, subject to each person’s continued employment through each applicable vesting date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of November 17, 2021, by and between NextNav Inc. and Ganesh Pattabiraman.
10.2	Employment Agreement, dated as of November 17, 2021, by and between NextNav Inc. and Christian D. Gates.
10.3	Employment Agreement, dated as of November 17, 2021, by and between NextNav Inc. and David Knutson.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2021

NEXTNAV INC.

By:	/s/ Christian D. Gates
	Name:	Christian D. Gates
	Title:	Chief Financial Officer